Free Writing Prospectus (To Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 Dated February 1, 2010

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Cindy: Hello. I’m Cindy, a financial advisor. Thanks for joining me for my client meeting today.

Lori (Client): We have some questions about our portfolio.

Cindy: We might want to look at adding structured investments to your portfolio

Cindy: There are many different types of structured investments. Let’s look at Principal Protected Notes, Capped Buffered SuperTrack Notes, and Buffered SuperTrack Note with leverage downside

Cindy: The value of the reference asset at maturity will correspond to a specific point on the payoff diagram, which will determine your actual returns.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.